Exhibit 99.1

Valeritas Reports Third Quarter 2016 Financial Results

- First Full Quarter Operating Under New Capital Efficient Sales and Marketing Strategy -

Conference Call and Webcast Today, November 10, at 4:30 p.m. EST

BRIDGEWATER, New Jersey, November 10, 2016 — Valeritas Holdings, Inc. (OTCQB: VLRX) announced today financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Highlights:

•	Achieved total revenue of $4.9 million, up 3% year-over-year

•	Demonstrated substantial improvement in gross margins and significant reduction in operating expenses

•	Reported first full quarter operating under the Company’s capital-efficient sales and marketing strategy

•	Transitioned to independent majority Board of Directors with the addition of a fourth independent director

•	Appointed Erick J. Lucera as Chief Financial Officer

“This was the first full quarter operating under our new capital-efficient sales and marketing strategy and we demonstrated that it is driving growth,” said John Timberlake, President and Chief Executive Officer of Valeritas. “Deeper sales penetration in targeted territories has resulted in continued revenue growth and gross margin expansion, despite the expected decline in revenue from vacated sales territories. In addition to our commercial success, we have continued to build onto our exceptional team with the addition of Erick J. Lucera as CFO and Katherine D. Crothall, Ph.D., as our fourth independent board member. Each brings unique skill sets and experience that will be additive to both our management team and Board.”

Mr. Timberlake added, “As we look forward to the fourth quarter, we expect to exceed our original expectations of relatively flat revenues for 2016 despite reducing our sales force by more than 50% this past January. We now expect revenue of approximately $5 million for the fourth quarter and $19.5 million for full-year 2016, an increase of 8% as compared to $18.1 million in full-year 2015. We also expect continued significant growth in our actively targeted territories, resulting in a double-digit revenue growth rate in 2017.

Mr. Timberlake concluded, “In an effort improve our working capital, we are deliberately drawing down inventory to a more appropriate level. As a result, we anticipate a reduction in gross margins of approximately 10% in the second quarter 2017 due to related non-cash charges to Cost of Goods. We anticipate returning to normalized gross margins in the third quarter 2017 and expect gross margins to improve slightly in the second half of 2017 as compared to the second half of 2016.”

Financial Results

Total revenue in the third quarter of 2016 (“Q3 2016”) was $4.9 million, a 3% increase from $4.7 million in the third quarter of 2015 (“Q3 2015”).

Gross profit in Q3 2016 was $1.7 million, or 35.6% gross margin, an increase from $0.620 million, or 13.1% gross margin, in Q3 2015.

Operating expenses in Q3 2016 were $9.4 million, an 18% decrease from $11.4 million in Q3 2015.

Operating loss for Q3 2016 was $7.7 million, a reduction of 29% compared to a $10.8 million operating loss in Q3 2015.

Net loss for Q3 2016 was $9.2 million or $0.72 per share, compared with net loss of $14.5 million in Q3 2015.

Total cash and cash equivalents were $15.5 million at September 30, 2016, compared to $2.8 million at December 31, 2015. In the second quarter, the Company completed an alternative public offering (“APO”), raising total net proceeds of $23.6 million at $5 per share with no warrants.

Conference Call Information

Valeritas will hold a conference call to discuss the results on Thursday, November 10, 2016 at 4:30 p.m. EST / 1:30 p.m. PST. The dial-in numbers are (877) 201-0168 for domestic callers and (647) 788-4901 for international callers. The conference ID number is 93887928. A live webcast of the conference call will be available on the investor relations page of the Valeritas corporate website at www.valeritas.com.

A replay of the webcast will be available online on the investor relations section of the Valeritas corporate website, www.valeritas.com. In addition, a telephonic replay of the call will be available through November 12, 2016. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the replay pin number 93887928.

About Valeritas Holdings, Inc.

Valeritas is a commercial-stage medical technology company focused on developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes. Valeritas’ flagship product, V-Go® Disposable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery solution for patients with Type 2 diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in a state-of-the-art facility in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Disposable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:

Nick Laudico / Robert Flamm, Ph.D.

The Ruth Group

(646)536-7030 / 7017

IR@valeritas.com

Or

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com

Media Contact:

Christopher Hippolyte

The Ruth Group

(646)536-7023

PR@valeritas.com

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue, net	$4,860	$4,739	$14,754	$13,494
Cost of goods sold	3,132	4,119	9,589	11,143

Gross margin	1,728	620	5,165	2,351

Operating expense:
Research and development	1,188	1,519	3,635	5,140
Selling, general and administrative	7,997	9,908	24,547	36,458
Restructuring	198	—	2,361	—

Total operating expense	9,383	11,427	30,543	41,598

Operating loss	(7,655)	(10,807)	(25,378)	(39,247)

Other income (expense), net:
Other income	121	—	121	—
Interest income	—	1	—	1
Interest expense	(1,596)	(3,689)	(10,602)	(12,381)
Costs associated with aborted 2015 IPO	—	—	—	(3,978)
Change in fair value of derivatives	(27)	—	(662)	443

Total other income (expense), net	(1,502)	(3,688)	(11,143)	(15,915)

Loss before income taxes	(9,157)	(14,495)	(36,521)	(55,162)

Income tax expense	—	—	—

Net loss	$(9,157)	$(14,495)	$(36,521)	$(55,162)

Net loss per share of common shares outstanding – basic and diluted	$(0.72)	$—	$(4.35)	$—

Weighted average common shares outstanding – basic and diluted	12,679,521	—	8,385,262	—

Valeritas Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except share and per share amounts)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$15,529	$2,789
Accounts receivable, net	3,329	3,142
Other receivables	126	493
Inventories, net	10,119	10,784
Deferred cost of goods sold	867	863
Prepaid expense and other current assets	824	735

Total current assets	30,794	18,806
Property and equipment, net	11,048	12,091
Other assets	153	279

Total assets	$41,995	$31,176

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt, related parties	$—	$69,107
Current portion of capital lease obligation	—	26
Accounts payable	2,884	7,419
Accrued expense and other current liabilities	6,382	5,931
Deferred revenue	1,968	1,895
Derivative liabilities	335	—

Total current liabilities	11,569	84,378
Long-term debt, related parties	57,418	—
Deferred rent liability	89	143

Total liabilities	69,076	84,521

Stockholders’ deficit
Common stock, $0.001 par value, 300,000,000 shares authorized; 12,727,741 and 1,631,738 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	13	2
Additional paid-in capital	387,299	324,525
Accumulated deficit	(414,393)	(377,872)

Total stockholders’ deficit	(27,081)	(53,345)

Total liabilities and stockholders’ deficit	$41,995	$31,176